Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Ninetowns Digital World Trade Holdings Limited of our report dated June 19, 2006 relating to the financial statements, which appear in the annual report on Form 20-F of Ninetowns Digital World Trade Holdings Limited for the fiscal year ended December 31, 2005. We also consent to the references to us under the headings “Principal Accountant Fees and Services” and “Financial Statements” in this Form 20-F.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

June 29, 2006